Exhibit 10.38

Summary of Non-Employee Director Compensation, as Amended

Cash Compensation:

Annual Retainer for Non-Employee Directors (other than Chairman): $20,000

Annual Retainer for Non-Employee Chairman of the Board (to be paid to Lead Independent Director in the event of an employee or non-independent Chairman): $30,000

Annual compensation for service as Chairman of the Audit Committee: $12,500

Compensation per Board (or any Special Meeting Attended In Person: $1,000

Compensation per Board Meeting Attended by Telephone: $500

Reimbursement of reasonable travel and lodging expenses incurred in connection with attendance at Board meetings.

Equity Compensation (as provided in 2004 Director Stock Option Plan, as amended):

Initial Grant to Non-Employee Director: 10,000 shares of Common Stock

Annual Grant to Non-Employee Directors: 3,000 shares of Common Stock